SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

AMENDMENT NO. 2

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]    Definitive Proxy Statement
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THE FIRST BANCSHARES, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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The First Bancshares, Inc.
Notice of Annual Meeting of Shareholders
to be held on May 23, 2013

Dear Fellow Shareholder:

We cordially invite you to attend the 2013  Annual Meeting of Shareholders of The First Bancshares, Inc., the holding company for The First, A National Banking Association.  At the meeting, the Company will report on the Company’s performance in 2012.   We are excited about the Company’s achievements in 2012 and the Company’s  plans for the future.  We look forward to discussing these with you.  We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that the Company will hold the meeting on Thursday, May 23, 2013, at 5:00 p.m. at the Company’s main office located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 for the following purposes:

1.	To elect four (4) members to the Board of Directors.
2.	To vote on approval of the appointment of T.E. Lott & Company as the Independent Public Accountants for the Company.
3.	To vote on the following advisory (non-binding) proposal:
“Resolved, that the shareholders of The First Bancshares, Inc. approve its executive compensation  as  described in the section captioned  “Compensation Discussion and Analysis” in the 2013 Proxy Statement, including the compensation tables and any related material.”
4.	To vote on the approval of the issuance of shares of common stock upon the conversion of the Company’s Series D Non-Voting Convertible Preferred Stock into common stock.
5.	To vote on or transact any other business that may properly come before the meeting or any adjournment of the meeting.

Management currently knows of no other business to be presented at the meeting.

Shareholders owning the Company’s common stock at the close of business on April 8, 2013, are entitled to attend and vote at the meeting.  A complete list of these shareholders will be available at  The First Bancshares, Inc.’s main office prior to the meeting.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2013

The Proxy Statement for the annual meeting and Annual Report to Stockholders for the year ended December 31, 2012, are available at http://www.cfpproxy.com/3944.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.  Even if you plan to attend the meeting, the Company encourages you to complete and return the enclosed proxy to us as promptly as possible.

By Order of the Board of Directors,

M. Ray “Hoppy” Cole, Jr.      E. Ricky Gibson
President and CEO                 Chairman of the Board

Dated and Mailed on or about April 30, 2013, Hattiesburg, Mississippi

The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 23,  2013

INTRODUCTION

Date, Time, and Place of Meeting

The Annual Meeting of Shareholders of The First Bancshares, Inc. (the "Company"), the holding company for The First, A National Banking Association (the “bank”) will be held at the main office of the Company located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi, on Thursday, May 23, 2013, at 5:00 p.m., local time, or any adjournment(s) thereof (the "Meeting"), for the purpose of considering and voting upon the matters set out in the foregoing Notice of Annual Meeting of Shareholders.  This Proxy Statement is furnished to the shareholders of the Company in connection with the solicitation by the Board of Directors of proxies to be voted at the Meeting.

The mailing address of the principal executive office of the Company is Post Office Box 15549, Hattiesburg, Mississippi, 39404-5549.

The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is April 30, 2013.

Record Date; Voting Rights; Vote Required

The record date for determining holders of outstanding stock of the Company entitled to notice of and to vote at the Meeting is April 8, 2013  (the "Record Date").  Only holders of the Company's common stock of record on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Meeting or at any adjournment or postponement thereof.  As of the Record Date, there were 3,142,235 shares of the Company's common stock issued and outstanding, each of which is entitled to one vote on all matters.  Any other matters that properly come before the Meeting will be decided by a majority of votes cast, unless a different vote is required by law, the Articles of Incorporation, or the Bylaws.  Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting.  Shareholders do not have cumulative voting rights.

Proxies

Shares of common stock represented by properly executed proxies, unless previously revoked, will be voted at the Meeting in accordance with the directions therein.  If no direction is specified, such shares will be voted FOR each nominee listed below under "Election of Directors" and in the discretion of the person named in the proxy with respect to any other business that may come before the Meeting.  We are not aware of any other matter to be considered at the Annual Meeting other than those listed in the Notice of Annual Meeting of Shareholders.

A proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date.  A proxy shall also be revoked if the shareholder is present and elects to vote in person.

MANAGEMENT PROPOSALS

PROPOSAL 1 - ELECTION OF DIRECTORS

Membership on the Board of Directors

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting.  The current terms of the Class III directors will expire at the Meeting.  The terms of the Class I  directors will expire at the 2014 Annual Shareholders' Meeting.  The terms of the Class II directors will expire at the 2015 Annual Shareholders' Meeting.  The Company’s directors and their classes are:

Class I	Class II	Class III

Gregory H. Mitchell (I)	Michael W. Chancellor (I)	David W. Bomboy, M.D. (I)
Ted E. Parker (I)	Andrew D. Stetelman (I)	E. Ricky Gibson (I)
Dennis L. Pierce*	Charles R. Lightsey (I)	Fred A. McMurry (I)
J. Douglas Seidenburg (I)		M. Ray (Hoppy) Cole, Jr.

(I)	indicates independent Director under NASDAQ director independence standards.

*
The Board of Directors, management, and associates of the Company would like to recognize Mr. Dennis L. Pierce for his years of dedicated service. Mr. Pierce, a founding director who has served since 1995, resigned from the board effective January 17, 2013, to focus on his businesses.

Nominees for Class III Director

At the Meeting, shareholders will elect four (4)  nominees as Class III directors to serve a three-year term, expiring at the 2016 Annual Meeting of Shareholders, or until their successors are elected and qualified.  The nominees for Class III directors are listed below. Each nominee currently serves as a Class III director.

Class III
David W. Bomboy M.D. (I)
E. Ricky Gibson (I)
Fred A. McMurry (I)
M. Ray (Hoppy) Cole, Jr.

Set forth below is certain information about the nominees:

Background:  David W. Bomboy, M.D., 66, is a lifelong resident of Hattiesburg, Mississippi.  He
graduated   with honors in Pre-Medicine from the University of Mississippi in 1968 and earned an M.D. degree from the University of Mississippi Medical Center in 1971.  Dr. Bomboy completed his orthopedic surgical training at the University of Mississippi in 1976.  He is a board-certified orthopedic surgeon and has practiced orthopedics in southern Mississippi for 35 years.  Dr. Bomboy is a member of the Mississippi State Medical Association, the American Medical Association, and served as past president of the Mississippi Orthopedic Society.  He is the past president of the Methodist Hospital Medical Staff.  Dr. Bomboy has been a director of the Company since 1995 and is also a director of the bank.

Experience/Qualifications/Skills:  Dr. Bomboy has served on the board of the Company since its inception in 1995.  He is the sole physician on the Company’s board which enables him to bring a different perspective to the challenges the board faces.  His background, experience, and knowledge of  the medical and business communities are  important in the board’s oversight of management.   His past involvement in real estate development adds another perspective to board discussions.

Background:  E. Ricky Gibson, 56, has been president and owner of N&H Electronics, Inc., a wholesale electronics distributor, since 1988 and of Mid South Electronics, a wholesale consumer electronics distributor, since 1993.  He attended the University of Southern Mississippi.  He is a  member of Parkway Heights United Methodist Church.  Mr. Gibson serves as Chairman of the Board and has been a director of the Company since 1995 and is also a director of the bank.

Experience/Qualifications/Skills:  Mr. Gibson has served on the board of the Company since its inception in 1995.  As the owner of wholesale electronics distributorships, Mr. Gibson is knowledgeable about all aspects of running a successful business and he understands the challenges business owners face.   Also, he has developed an understanding of the Company’s bank and the banking industry in general, particularly in the area of  audit and executive compensation.  He serves as Chairman of the Board of both the Company and the bank and has served as chairman of the bank audit committee and is chairman of the compensation committee.

Background:  Fred A. McMurry, 48, is a lifetime resident of the Oak Grove area.  He is currently President and General Manager of Havard Pest Control, Inc. with over 31years of experience in this family-owned business.  He also serves on the board of the Bureau of Plant Industry of the Mississippi Department of Agriculture and Commerce and the Dixie National  Junior Livestock Sales Committee.  In addition, he is President of West Oaks, LLC. and Vice President of Oak Grove Land Company, Inc.  Mr. McMurry has been a director of the Company since 1995 and is also a director of the bank.

Experience/Qualifications/Skills:  Mr. McMurry has been a director of the Company since its inception in 1995.  He contributes his extensive knowledge of the Lamar County area of Mississippi, which is one of  the Company’s primary markets.  His many years of experience in family-owned businesses give him a broad understanding of the needs of the Company’s customers as well as insight into the economic trends in the area.  He also has been involved in real estate development which adds value to loan discussions.

Background:  M. Ray (Hoppy) Cole, Jr., 51, currently serves as CEO and President of the bank and the Company.  Prior to joining the bank in September 2002, Mr. Cole was Secretary/Treasurer and Chief Financial Officer of the Headrick Companies, Inc. for eleven years.  Mr. Cole began his career with The First National Bank of Commerce in New Orleans, Louisiana and held the position of Corporate Banking Officer from 1985-1988.  In December of 1988, Mr. Cole joined Sunburst Bank in Laurel, Mississippi serving as Senior Lender and later as President of the Laurel office.  Mr. Cole graduated from the University of Mississippi where he earned a Bachelor's and Master's Degree in Business Administration.  Mr. Cole also attended the Stonier Graduate School of Banking at the University of Delaware.  He served as director of the Company from 1998 to 1999, and then from 2001 through the present. He also served as a director of  the Company’s Laurel bank prior to consolidation and currently serves on the board of the bank.

Experience/Qualifications/Skills:   Mr. Cole has served on the board of the Company for more than ten years.  Mr. Cole’s years of  experience in banking  as well as his experience as CFO of  a large company  lend expertise to the board.  His insight is an essential part of formulating the Company’s policies, plans and strategies.

The Board of Directors unanimously recommends you vote “FOR” Proposal 1 to elect all the nominees for Class III directors.

Set forth below is information about each of the Company's other directors and each of its executive officers.
Background:  Michael W. Chancellor, 45, a Laurel businessman, has served as President of Chancellor, Inc. since 1993.  Chancellor operates in three states with five divisions:  Utility Supply, Electrical Supply, Fluids Distributor, Real Estate, and Sub-Station Construction.  Also, he has served as President of Bob Palmer’s Chancellor Motor Group, a General Motors Dealership in Laurel, MS, since 2001.   He holds his B.S. in Business Administration with emphasis in Marketing from the University of Southern Mississippi.  He is a member of the Rotary Club.  He was an active member of the Laurel bank board since inception prior to consolidation and served on the Laurel Advisory Board.  He also serves as a director of the bank.

Experience/Qualifications/Skills: Mr. Chancellor has served on the board  of the Company since 2006.  His experience in real estate investments, his involvement in several businesses and in the community, and his educational background  make him a valuable asset to the Board.

Background:  Charles R. Lightsey, 73, owns his own business as a Social Security Disability Representative.  Mr. Lightsey worked with the Social Security Administration for 39 years, serving as District Manager of the Laurel Office for 32 years.  He is a recipient of The Commissioner's Citation, the highest accolade accorded by the SSA.  His community involvement includes serving as a former deacon of the First Baptist Church of Laurel, member and Board of Directors of the Laurel Kiwanis Club, president of the Laurel-Jones County Council on Aging, member of the Pine Belt Mental Health Association Council and Chairman of the Federal, State and Local Government United Way.  He received his degree in Management and Real Estate from the University of Southern Mississippi in 1961.  Mr. Lightsey has been a director of the Company since 2003 and served on the board of the Laurel bank prior to consolidation.  He currently serves on the Laurel Advisory Board and the board of the bank.

Experience/Qualifications/Skills:  Mr. Lightsey has served on the Company’s board since 2003.  His background as a manager with the Social Security Administration and his ownership of a business provide the board with a broad range of knowledge and business acumen.

Background: Gregory H. Mitchell, 72, former Mayor of Picayune,  Mississippi, retired as  procurement manager for Mississippi Space Services at Stennis Space Center.  Mr. Mitchell is a member of Salem Baptist Church and the National Management Association (NMA), as well as the Board of Trustees for Pearl River Community College where he was elected President in January, 2008, for a two year term.  He also serves on  the Board of Directors for the Picayune Chamber of Commerce; the Field Advisory Council, Division of Housing and Urban Development.  Mr. Mitchell has been a director of the Company since 2003 and also serves on the Picayune Advisory Board and on the board of the bank.

Experience/Qualifications/Skills: Mr. Mitchell has served on the board of the Company since 2003.  His experience as Mayor of the City of Picayune, MS and also as procurement manager provide the board with valuable insight in board discussions.

Background: Ted E. Parker, 53, attended the University of Southern Mississippi and served as a licensed commodity floor broker at the Chicago Mercantile Exchange.  He has been in the stocker-grazer cattle business for more than 30 years.  He has served as a board member of Farm Bureau Insurance.  He is a member of the National Cattlemen's Association, the Texas Cattle Feeders Association, Covington County Cattlemen’s Association, and the Seminary Baptist Church.  Mr. Parker has been a director of the Company since 1995 and is also a director of the bank.

Experience/Qualifications/Skills:  Mr. Parker has served on the board of the Company since its inception in 1995.  His experience in the cattle business provides the board with insight into the needs of the agricultural community in the Company’s  markets.   He is very familiar with the market in which he lives and works and is also very involved in his community.

Background:  J. Douglas Seidenburg, 53, is the owner and president of Molloy-Seidenburg & Co., P.A.  He has been a CPA for more than 20 years.  Mr. Seidenburg is involved in many civic, educational, and religious activities in the Jones County area.  Past activities include serving as president of the Laurel Sertoma Club, president of the University of Southern Mississippi Alumni Association of Jones County, one of the founders of First Call for Help, a local United Way Agency started in 1990, treasurer of St. John's Day School, director of Leadership Jones County and Future Leaders of Jones County.  Mr. Seidenburg is a graduate of the University of Southern Mississippi, where he earned a B.S. degree in Accounting.  Mr. Seidenburg has been a director of the Company since 1998 and served as director of the Laurel bank prior to consolidation.  He also serves on the board of the bank.

Experience/Qualifications/Skills:  Mr. Seidenburg has served on the board of the Company since 1998.  He is Chairman of the Audit Committee and Nominating Committee and serves as the Financial Expert.  His experience as a CPA and his knowledge of corporate governance help provide the board with an understanding of financial and accounting issues that are faced in today’s business environment.

Background:  Andrew D. Stetelman, 52, is the third generation of his family in London and Stetelman Realtors.  He graduated from the University of Southern Mississippi in 1983.  He has served in many capacities with the National, State, and Hattiesburg Board of Realtors, and is past president and the Realtor of the Year in 1992 of the Hattiesburg Board of Realtors and the first Mississippi Commercial Realtor of the Year.  He presently serves as the chairman of the Hattiesburg Convention Center, is a board member for the Area Development Partnership, and is a member of the Kiwanis International.  Mr. Stetelman has been a director of the Company since 1995 and is also a director of the bank.

Experience/Qualifications/Skills:  Mr. Stetelman has been a director of the Company since its inception in 1995.  His experience in commercial real estate and real estate investments provides the board with insight in the trends and risks associated with residential and commercial real estate within all of the Company’s  markets.  His advice on all real estate issues is very valuable to the board.

Set forth below is information about the Company’s non-director executive officer.

Background:  Dee Dee Lowery, CPA, 46, serves as Executive Vice President and Chief Financial Officer of the Company and the bank.  Prior to joining the bank in February 2005, Mrs. Lowery  was Vice President and Investment Portfolio Manager of Hancock Holding Company for 4 years.  Mrs. Lowery began her career in 1988 with McArthur, Thames, Slay and Dews, PLLC as a staff accountant until joining Lamar Capital Corporation in 1993.  From 1993 until the merger in 2001 with Hancock Holding Company, Mrs. Lowery held several positions beginning with Internal Auditor for 2 years, Comptroller for 3 years and then Chief Financial Officer and Treasurer for 3 years.  Mrs. Lowery graduated from the University of Southern Mississippi where she earned a Bachelor’s Degree in Business Administration with an emphasis in Accounting.  Mrs. Lowery is on the Advisory Board for the Business School at the University of Southern Mississippi.  Mrs. Lowery is a member of the MS Society of Certified Public Accountants and the American Institute of Certified Public Accountants.  Mrs. Lowery is a member of the Funds Distribution Committee of the United Way, the Rotary Club of Petal and the Petal Children’s Task Force.  Mrs. Lowery is also an active member of The Turning Pointe Church.

Family Relationships

    M. Ray (Hoppy) Cole, Jr., Director, CEO and President of the Company and the Bank, is the son of Ellen Cole, President, Pascagoula Branch.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

 The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers, including the named executive officers, are similar to those provided to other executive officers in publicly traded financial institutions.

On February 6, 2009, the Company became a participant in the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) by participating in the Capital Purchase Program.  On September 29, 2010, the Company refinanced the Company’s Capital Purchase Program funding into Community Development Capital Initiative funding.  The Community Development Capital Initiative is also a TARP program.  As a result of the Company’s participation in TARP, The First Bancshares, Inc. and certain of the Company’s employees are subject to compensation related limitations and restrictions for the period that we continue to participate in TARP.  The TARP compensation limitations and restrictions include the following:

•
Except in limited circumstances, the Company’s most highly compensated employee (as determined on an annual basis) is prohibited from receiving cash bonus payments during the TARP period.  Mr. Cole was subject to this limitation during 2012.

•
Except in limited circumstances, the Company’s  Named Executive Officers (NEOs) and the Company’s  next five most highly compensated employees (each as determined on an annual basis) are prohibited from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change in control.

•
The Company’s NEOs and next 20 most highly compensated employees are subject to a “clawback” of incentive compensation if that compensation is based on materially inaccurate financial statement or performance metrics.  Further, no one in this group of employees may receive any tax gross-up payment during the TARP period.

•	The Company is limited to an annual tax deduction of $500,000 with respect to the compensation paid to each of the Company’s NEOs.

The TARP rules further required the Company to adopt an “Excessive or Luxury Expenditure Policy.”  The Company’s Board of Directors has complied with this requirement and the policy is located on the Company’s website, www.thefirstbank.com.  It is the intent of the Company’s Board of Directors that the policy remain in full force and effect for the duration of the TARP period.  The policy covers, in particular, entertainment or events, office and facility renovations, aviation or other transportation services and other similar items, activities or events for which the Company  may reasonably anticipate such expenditures that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of the Company’s business operations.  All of the Company’s employees are required to comply with the policy.  The Company’s Chief Executive Officer and Chief Financial Officer are primarily accountable for ensuring adherence to the policy and for certifying that prior approval for any expenditure requiring such prior approval was properly obtained.

In addition to the foregoing limitations and restrictions, the TARP rules and regulations will require the
Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by the Company, regardless of whether the individual employee(s) covered by the plan, program or arrangement is a NEO.  The risk assessments are intended to reduce the chance that any employee will be incentivized to take unacceptable risks in order to maximize his or her compensation under such plans, programs and arrangements.

       As the TARP final rules were implemented in 2009, the Committee regularly discussed its compliance obligations with respect to the Company’s executive compensation programs at each committee meeting.  The Committee has depended upon guidance from the Company’s legal counsel to fully interpret the extent of the application of each of these requirements in the Company’s executive compensation programs.

         On a related note, in June 2010  federal banking regulators issued final interagency guidance that set forth a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions.  The guidance focuses on balanced risk-taking incentives, compatibility with effective controls and risk management, and strong corporate governance.

         The Compensation Committee believes that an awareness and assessment of the impact of  risk   has
always been, and will continue to be, a component of its analysis of executive compensation.  As such, the Committee recognizes the role of risk assessment in the overall processes and procedures for establishing such executive compensation.  In this regard, the Committee believes that the TARP semi-annual risk assessment and the Federal Reserve’s rules will serve as a framework for reconfirming the appropriateness of the process and procedure the Committee has previously followed in reaching its decisions with respect to compensation related matters.

         Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2012 as well as the other individuals included in the Summary Compensation Table on page 13 are referred to as the “named executive officers” or “NEO”s.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns the interests of the executive officers with the Company’s overall business strategy, values and management initiatives. These policies are intended to reward executives for strategic management and the enhancement of shareholder value and support a performance-oriented environment that rewards achievement of internal goals.  The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should be designed to include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all named executive officers of the Company.  Decisions regarding the non-equity compensation of other executive officers are made by the Committee and the Chief Executive Officer.

The Committee and the Chief Executive Officer annually review the performance of each member of the named executive officers (other than the Chief Executive Officer whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals.  To that end, the Committee has retained Blanchard Consulting Group to provide research for benchmarking purposes related to executive compensation. Additionally, the Company subscribes to and participates in the Mississippi Bankers Association survey, which provides the Committee with comparative compensation data from the Company’s market areas and its peer groups. This information is used by the committee to ensure that it is providing compensation opportunities comparable to its peer group, thereby allowing the Company to retain talented executive officers who contribute to the Company’s overall and long-term success.

It is anticipated that the services provided by the third-party consultant will be used as the basis of comparison of compensation between the Company and the companies in the Compensation Peer Group.

Compensation Policies and Practices as They Relate to Risk Management

As participants in the Troubled Asset Relief Program (“TARP”) administered by the United States Department of the Treasury, the Company is subject to the executive compensation requirements of the Emergency Economic Stabilization Act of 2008 (“EESA”) and as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”). In compliance therewith the Committee of the Board of Directors of the Company meets at least semi-annually to discuss and evaluate employee compensation plans in light of its assessment of risk posed to the Company from such plans and to ensure compliance with executive compensation rules and regulations implemented under EESA and ARRA. The Committee met twice in 2012 to review the Company’s compensation plans and determined that the Company had no compensation plans that would encourage manipulation of reported earnings to enhance compensation or encourage unnecessary or excessive risk-taking.  The Committee has determined that there are no compensation policies or procedures that are likely to have a material adverse effect on the Company.

Capital Purchase Program – Effect on Executive Compensation

In February 2009, the Company entered into a transaction with the Department of the Treasury under the TARP Capital Purchase Program (“CPP”).  Subsequently, on September 29, 2010, the Company entered into a transaction with Treasury by which it refinanced its CPP funding for lower-cost funding, and also accepted additional funding for a total of $17,123,000 in funding, through participation in the Community Development Capital Initiative (“CDCI”).  As a TARP participant, the Company has been required to comply with the Treasury standards for executive compensation and corporate governance for the period during which the Treasury holds equity in the Company issued under TARP.  As discussed above, the Company must meet certain standards, including (without limitation): (1) ensuring that incentive compensation for certain senior executives does not encourage unnecessary and excessive risks that threaten the value of the Company; (2) requiring a return to the Company of any bonus or incentive compensation paid to certain senior executives based on financial statements or other performance metric criteria that are later proven to be materially inaccurate; (3) prohibiting the Company from making certain excess payments to certain senior executives made on account of involuntary separations from service or in connection with a bankruptcy, insolvency or receivership of the Company; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each applicable senior executive.  The TARP executive compensation and corporate governance standards have been implemented in an interim final rule found in the Code of Federal Regulations at 31 CFR Part 30 (the “TARP IFR”).  For so long as the Treasury continues to hold equity interests in the Company issued under TARP, the Company will monitor its compensation arrangements and modify them as necessary, limit its compensation deductions, and take such other actions as may be necessary to comply with TARP IFR, as the same  may be modified from time to time. The Company does not anticipate that any material changes to its existing executive compensation structure will be required to maintain its compliance with the TARP IFR.

2012 Executive Compensation Components

Historically, and for the fiscal year ended December 31, 2012, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based cash incentive bonus compensation;

•	equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility.

During its review of base salaries for executives, the Committee primarily considers:  1) performance of the Company; 2) market data provided by the Company’s outside consultants; 3) internal review of the executive’s compensation, both individually and relative to other officers; and 4) individual performance of the executive.  Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of the named executive officers are based on the Committee’s assessment of the individual’s performance.

Performance-Based Cash Incentive Bonus Compensation

The Company has established an incentive bonus compensation plan that is based upon individual performance as well as team and corporate performance. Named executive officers in the Company have unique  performance goals in up to seven (7) categories. The individual measures relate primarily to sales, service quality, regulatory compliance, timeliness, and financial goals. The particular measures on an individual’s performance depend on the actions that are determined to be most important for that individual to achieve for the current year.  The estimated bonus payouts are accrued throughout the year.  Cash bonuses may be granted to executives at each year end depending on the achievement of performance targets that include growth, profitability, and quality control measures.  The Company’s Chief Executive Officer did not have a cash incentive plan during 2012.

For the year ended December 31, 2012, the following cash bonuses were awarded:

M. Ray (Hoppy) Cole, Jr.	$ 0.00
Dee Dee Lowery	14,076.00
Carol M. Daniel(1)	9,142.62
Ray L. Wesson, Jr.(1)	5,102.79
Eric Waldron(1)	5,309.50

(1) Carol M. Daniel, Ray L. Wesson, Jr., and Eric Waldron are executive officers of the bank and not the holding company.

Equity Incentive Compensation

2007 Stock Option Plan (1)

           In 2007, the Company adopted The First Bancshares, Inc. 2007 Stock Incentive Plan (the “2007 Plan”).  The 2007 Plan provides for the issuance of up to 315,000 shares of Company Common Stock, $1.00 par value per share.  Shares issued under the 2007 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

Awards of Company Common Stock under the 2007 Plan may take the form of a stock option, including an incentive stock option (a stock option which meets the applicable requirements of the Internal Revenue Code), stock appreciation rights (an award entitling a holder to receive an amount in cash, Company Common Stock, or a combination of both determined by reference to the excess of the fair market value of a specified number of shares of Company Common Stock over a specified price which shall not be less than the fair market value of such shares as of the date of the grant), restricted stock awards (a transfer of shares subject to certain restrictions on transfer or other incidents of ownership or subject to specified performance standards), dividend equivalent rights (an award entitling a holder to receive an amount in cash, Company Common Stock, or a combination of both determined by reference to the cash dividends paid on a specified number of shares of Company Common Stock from the date of grant), performance unit awards, restricted stock units or other stock-based awards (including without limitation, awards entitling recipients to receive shares of Company Common Stock to be delivered in the future) (collectively referred to as "Awards").

As of December 31, 2012, there were a total of 88,998 restricted stock awards which have been granted under the 2007 Plan.

(1)	The First Bancshares, Inc. 2007 Stock Incentive Plan replaced The First Bancshares 1999 Stock Incentive Plan, which is no longer in effect.

Retirement and Other Benefits

All employees of the Company, including named executive officers, are eligible to participate in the The First Bancshares, Inc. 401K Plan and Trust.

    The Company sponsors an Employee Stock Ownership Plan (ESOP), which was established in 2006 for employees who have completed one year of service for the Company and attained age 21.  Employees become fully vested after five years of service.  Contributions to the plan are at the discretion of the Board of Directors.  At December 31, 2012, the ESOP held 6,038 shares of Company common stock and had no debt obligation.

Perquisites and Other Personal Benefits

The Company provides named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs.  Some of the named executive officers are provided use of company automobiles.  The vehicles are provided primarily for their business travel.  Personal use is taxed through the Company’s payroll process.  Each named executive officer and certain other members of senior management are entitled to receive a cash payment upon such executive’s death through the split dollar death benefit funded by bank owned life insurance.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2012, are included in the “Summary Compensation Table” on page 14.

The Company has entered into a change of control agreement as part of the Employment Agreement with its President and CEO, and the Company has agreed to take certain actions upon a change of control with respect to other key employees.  The change of control provisions are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” on pages 22 and 23.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m)(5) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $500,000 that is paid to certain individuals. The Company believes that compensation paid under the incentive plans are generally fully deductible for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee certifies that it has reviewed with senior risk officers the SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION
       COMMITTEE

E. Ricky Gibson, Chairman
                                             David W. Bomboy
Gregory H. Mitchell
Ted E. Parker

The First Bancshares, Inc.
Summary Compensation Table (SCT)
For the Year ended December 31, 2012
Name and Principal Position	Year	Salary	Non-equity Incentive Plan Compensation	All other Compensation	Total
M. Ray (Hoppy) Cole, Jr., President and Chief Executive Officer	2012	$245,983.44	$0.00	$91,426.07	$337,409.51
	2011	203,927.51	0.00	73,823.44	277,750.95
	2010	186,352.20	0.00	35,497.54	221,849.74
Dee Dee Lowery, Chief Financial Officer	2012	145,626.25	14,076.00	30,332.62	190,034.87
	2011	142,933.91	16,663.50	27,882.01	187,479.42
	2010	134,269.34	17,595.00	17,909.65	169,773.99
Carol M. Daniel, Credit Administrator(1)	2012	140,777.36	9,142.62	29,960.20	179,880.18
	2011	140,150.57	7,773.54	28,042.28	175,966.39
	2010	135,087.70	11,778.03	17,986.91	164,852.64
Ray L. Wesson, Jr., President, Southern Region(1)	2012	158,451.96	5,102.79	31,134.27	194,689.02
	2011	156,787.36	9,061.64	28,747.21	194,596.21
	2010	152,466.91	9,225.00	18,695.27	180,387.18
Eric Waldron, President, Northern Region(1)	2012	148,407.21	5,309.50	36,750.24	190,466.95
	2011	132,109.76	8,093.75	18,751.84	158,955.35
	2010	116,001.34	9,553.00	12,577.33	138,131.67

        (1) Carol M. Daniel, Ray L. Wesson, Jr., and Eric Waldron are executive officers of the bank and not the holding company

         The First Bancshares, Inc.
         SCT (Continued)
         All Other Compensation
         For the Year Ended December 31, 2012

Name	Year	Auto Allowance	401(k) Match	Group Term Life Insurance	Medical, Dental, Disability Insurance	Split Dollar Death Benefit BOLI	Stock Awards (4)	Additional Compensation (1)	Total Compensation
M. Ray (Hoppy) Cole, Jr.(2)	2012	$3,984.00	$7,432.91	$504.00	$6,191.52	$504.00	$52,438.14	$20,371.50	$91,426.07
	2011	4,060.00	6,157.05	361.20	6,373.38	460.00	35,344.05	21,067.76	73,823.44
	2010	676.87	5,715.88	361.20	6,131.40	426.00	20,969.55	1,216.64	35,497.54
Dee Dee Lowery	2012	0.00	4,462.35	391.44	4,619.52	334.00	19,020.00	1,505.31	30,332.62
	2011	0.00	4,383.33	361.20	4,741.74	306.00	16,996.14	1,093.60	27,882.01
	2010	0.00	4,120.75	360.50	4,567.08	280.00	7,350.00	1,231.32	17,909.65
Carol M. Daniel(3)	2012	0.00	4,327.21	383.04	5,172.24	0.00	19,020.00	1,057.71	29,960.20
	2011	0.00	4,313.94	361.20	5,315.40	0.00	16,996.14	1,055.60	28,042.28
	2010	0.00	4,157.79	361.20	5,117.16	0.00	7,350.00	1,000.76	17,986.91
Ray L. Wesson, Jr.(3)	2012	1,239.00	4,774.65	423.36	4,619.52	0.00	19,020.00	1,057.74	31,134.27
	2011	855.00	4,737.53	361.20	4,741.74	0.00	16,996.14	1,055.60	28,747.21
	2010	615.00	4,607.86	361.20	4,567.08	0.00	7,350.00	1,194.13	18,695.27
Eric Waldron(3)	2012	0.00	2,275.44	398.16	6,191.52	0.00	19,020.00	8,865.12	36,750.24
	2011	0.00	0.00	355.60	5,981.92	0.00	9,918.72	2,495.60	18,751.84
	2010	0.00	0.00	330.45	6,129.12	0.00	3,675.00	2,442.76	12,577.33

(1)	Represents reimbursement for club dues and cell phones for all named executives.

(2)	Includes Director Fees paid to M. Ray (Hoppy) Cole, Jr. as shown in the Director Compensation Table on Page 21.

(3)	Carol M. Daniel, Ray L. Wesson, Jr., and Eric Waldron are executive officers of the bank and not the holding company.

(4)	Value based on value at grant date of $9.51 per share for 2012, $8.61 per share for 2011 and $7.35 per share for 2010.

The First Bancshares, Inc.
Grants of Plan-Based Awards
As of  December 31, 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares Of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
David W. Bomboy	3/1/2012	-	-	-	-	-	-	1,000	-	-	$9,510.00
Michael W. Chancellor	3/1/2012	-	-	-	-	-	-	1,000	-	-	9,510.00
E. Ricky Gibson	3/1/2012	-	-	-	-	-	-	2,500	-	-	23,775.00
Charles R. Lightsey	3/1/2012	-	-	-	-	-	-	1,000	-	-	9,510.00
Fred A. McMurry	3/1/2012	-	-	-	-	-	-	1,000	-	-	9,510.00
Gregory H. Mitchell	3/1/2012	-	-	-	-	-	-	1,000	-	-	9,510.00
Ted E. Parker	3/1/2012	-	-	-	-	-	-	1,000	-	-	9,510.00
Dennis L. Pierce(1)	3/1/2012	-	-	-	-	-	-	1,000	-	-	9,510.00
J. Douglas Seidenburg	3/1/2012	-	-	-	-	-	-	1,000	-	-	9,510.00
Andrew D. Stetelman	3/1/2012	-	-	-	-	-	-	1,000	-	-	9,510.00

(1)	Dennis Pierce resigned January 17, 2013. Unvested restricted stock grants were forfeited.

The First Bancshares, Inc.
Grants of Plan-Based Awards (Continued)
As of December 31, 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares Of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
M. Ray (Hoppy) Cole, Jr.	3/1/2012	-	-	-	-	-	-	5,514	-	-	$52,438.14
Dee Dee Lowery	3/1/2012	-	-	-	-	-	-	2,000	-	-	19,020.00
Carol M. Daniel (1)	3/1/2012	-	-	-	-	-	-	2,000	-	-	19,020.00
Ray L. Wesson (1)	3/1/2012	-	-	-	-	-	-	2,000	-	-	19,020.00
Eric Waldron (1)	3/1/2012	-	-	-	-	-	-	2,000	-	-	19,020.00

(1)	Carol M. Daniel, Ray L. Wesson, Jr., and Eric Waldron are executive officers of the bank and not the holding company

The First Bancshares, Inc.
 Outstanding Equity Awards at Fiscal Year-End
As of  December 31, 2012

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Date
M. Ray (Hoppy) Cole, Jr.	-	-	-	-	-	2,853	$20,969.55	-	-	8/1/2013
“	-	-	-	-	-	4,105	35,344.05	-	-	2/1/2014
“	-	-	-	-	-	5,514	52,438.14	-	-	3/1/2015
Dee Dee Lowery	-	-	-	-	-	1,000	7,350.00	-	-	8/1/2013
“	-	-	-	-	-	1,974	16,996.14	-	-	2/1/2014
“	-	-	-	-	-	2,000	19,020.00	-	-	3/1/2015
Carol M. Daniel(1)	-	-	-	-	-	1,000	7,350.00	-	-	8/1/2013
“	-	-	-	-	-	1,974	16,996.14	-	-	2/1/2014
“	-	-	-	-	-	2,000	19,020.00	-	-	3/1/2015

(1)	Carol M. Daniel, Ray L. Wesson, Jr., and Eric Waldron are executive officers of the bank and not the holding company.

The First Bancshares, Inc.
Outstanding Equity Awards at Fiscal Year-End (Continued)
For the Year Ended December 31, 2012

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Date
Ray L. Wesson, Jr.(1)	-	-	-	-	-	1,000	7,350.00	-	-	8/1/2013
“	-	-	-	-	-	1,974	16,996.14	-	-	2/1/2014
“	-	-	-	-	-	2,000	19,020.00	-	-	3/1/2015
Eric Waldron (1)	-	-	-	-	-	500	3,675.00	-	-	8/1/2013
“	-	-	-	-	-	1,152	9,918.72	-	-	2/1/2014
“	-	-	-	-	-	2,000	19,020.00	-	-	3/1/2015

(1) Carol M. Daniel, Ray L. Wesson, Jr, and Eric Waldron are executive officers of the bank and not the holding company.

The First Bancshares, Inc.
Outstanding Equity Awards at Fiscal Year-End (Continued)
For the Year Ended December 31, 2012

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Date
David W. Bomboy	-	-	-	-	-	1,000	$8,610.00	-	-	2/1/2014
“	-	-	-	-	-	1,000	9,510.00	-	-	3/1/2015
Michael W. Chancellor	-	-	-	-	-	1,000	8,610.00	-	-	2/1/2014
“	-	-	-	-	-	1,000	9,510.00	-	-	3/1/2015
E. Ricky Gibson	-	-	-	-	-	2,500	21,525.00	-	-	2/1/2014
“	-	-	-	-	-	2,500	23,775.00	-	-	3/1/2015
Charles R. Lightsey	-	-	-	-	-	1,000	8,610.00	-	-	2/1/2014
“	-	-	-	-	-	1,000	9,510.00	-	-	3/1/2015
Fred A. McMurry	-	-	-	-	-	1,000	8,610.00	-	-	2/1/2014
"	-	-	-	-	-	1,000	9,510.00	-	-	3/1/2015
Gregory H. Mitchell	-	-	-	-	-	1,000	8,610.00	-	-	2/1/2014
“	-	-	-	-	-	1,000	9,510.00	-	-	3/1/2015

(1)	Dennis Pierce resigned effective January 17, 2013. Unvested restricted stock grants were forfeited.

The First Bancshares, Inc.
Outstanding Equity Awards at Fiscal Year-End (Continued)
For the Year Ended December 31, 2012

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Date
Ted E. Parker	-	-	-	-	-	1,000	8,610.00	-	-	2/1/2014
“	-	-	-	-	-	1,000	9,510.00	-	-	3/1/2015
Dennis L. Pierce (1)	-	-	-	-	-	1,000	8,610.00	-	-	2/1/2014
“	-	-	-	-	-	1,000	9,510.00	-	-	3/1/2015
J. Douglas Seidenburg	-	-	-	-	-	1,000	8,610.00	-	-	2/1/2014
“	-	-	-	-	-	1,000	9,510.00	-	-	3/1/2015
Andrew D. Stetelman	-	-	-	-	-	1,000	8,610.00	-	-	2/1/2014
“	-	-	-	-	-	1,000	9,510.00	-	-	3/1/2015

The First Bancshares, Inc.
Director Compensation Table
For the Year Ended December 31, 2012

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Cash Compensation (2)	Total
David W. Bomboy	$13,600.00	$9,510.00	-	-	-	$8,500.00	$31,610.00
Michael W. Chancellor	15,150.00	9,510.00	-	-	-	8,500.00	33,160.00
M. Ray (Hoppy) Cole, Jr.	10,800.00	-	-	-	-	8,500.00	19,300.00
E. Ricky Gibson	43,350.00	23,775.00	-	-	-	8,500.00	75,625.00
Charles R. Lightsey	21,950.00	9,510.00	-	-	-	8,500.00	39,960.00
Fred A. McMurry	13,800.00	9,510.00	-	-	-	8,500.00	31,810.00
Gregory H. Mitchell	17,800.00	9,510.00	-	-	-	8,500.00	35,810.00
Ted E. Parker	14,300.00	9,510.00	-	-	-	8,500.00	32,310.00
Dennis L. Pierce(3)	13,050.00	9,510.00	-	-	-	0.00	22,560.00
J. Douglas Seidenburg	18,350.00	9,510.00	-	-	-	8,500.00	36,360.00
Andrew D. Stetelman	14,700.00	9,510.00	-	-	-	8,500.00	32,710.00

(1)
The First Bancshares, Inc. directors were paid $500 per meeting; The First, A National Banking Association directors were paid $600 per meeting; audit committee members were paid $300 per meeting; compensation committee members were paid $250 per meeting and executive committee members were paid $400 per meeting.  The Chairman of the Board was paid a retainer of $2,000 per quarter  for the first and second quarters, $4,000 per quarter for the third quarter, and $6,000 per quarter for the fourth quarter. Chairmen of the Audit, Personnel and Nominating Committees were paid a retainer of $375 per quarter.

(2)
Directors of The First Bancshares, Inc. were paid an annual retainer of $2,500 based on attendance and directors of The First, A National Banking Association were paid an annual retainer of $6,000 based on attendance.

(3)	Dennis Pierce resigned from the Board effective January 17, 2013. Unvested restricted stock grants were forfeited.
(4)
M. Ray (Hoppy) Cole, Jr. did not receive director stock awards.  The management stock awards he received are shown in Summary Compensation Table on Page 14 and in the Grants of Plan-Based Awards on Page 16.

The First Bancshares, Inc.
Potential Payments Upon Termination or Change-in-Control
As of December 31, 2012

Executive Benefits and Payments Upon Termination or Change-in-Control	Normal Retirement	Death	Disability		Termination without Cause or for Good Reason	Change in Control Only	Termination without Cause Following Change in Control
M. Ray (Hoppy) Cole, Jr.
Compensation:
Base Salary	-	-	$124,750	(2)	(3)	$499,500 (4)	-
Benefits & Perquisites:
BOLI Death Benefit	-	$200,000	-		-	-	-
Restricted Stock Awards	(5)	(5)	-		-	(6)	(9)
Dee Dee Lowery
Compensation:
Base Salary	-	-	-		-	234,600 (7)	-
Benefits & Perquisites:
BOLI Death Benefit	-	$200,000	-		-	-	-
Restricted Stock Awards	(5)	(5)	-		-	(6)	(9)
Carol M. Daniel(1)
Compensation:
Base Salary	-	-	-		-	-	(8)
Benefits & Perquisites:
BOLI Death Benefit	-	-	-		-	-	-
Restricted Stock Awards	(5)	(5)	-		-	(6)	(9)

The First Bancshares, Inc.
Potential Payments Upon Termination or Change-in-Control  (continued)
As of December 31, 2012

Executive Benefits and Payments Upon Termination or Change-in-Control	Normal Retirement	Death	Disability	Termination without Cause or For Good Reason	Change in Control Only	Termination without Cause Following Change in Control
Ray L. Wesson, Jr. (1)
Compensation:
Base Salary	-	-	-	-	-	-
Benefits & Perquisites:
BOLI Death Benefit	-	-	-	-	-	-
Restricted Stock Awards	(5)	(5)	-	-	(6)	(9)
Eric Waldron (1)
Compensation:
Base Salary	-	-	-	-	-	-
Benefits & Perquisites:
BOLI Death Benefit	-	-	-	-	-	-
Restricted Stock Awards	(5)	(5)	-	-	(6)	(9)

(1)   Carol M. Daniel, Ray L. Wesson, Jr. and Eric Waldron are executive officers of the bank and not the Company.
(2)    6 month continuation of salary.
(3)    Lump sum severance payment and continuation of health benefits to end of term
(4)    Lump sum severance in the amount of 2x current annual salary, and bonuses, etc. that would have been paid and vesting of all deferred compensation.
(5)	All non-vested restricted stock awards will become fully vested at the retirement or death of the NEO’s. None of the NEO’s have reached retirement age under the RSA Agreement.
(6)	All non-vested restricted stock awards will become fully vested in the event of a change of control in which the Company is not the survivor or if the acquirer does not assume the obligations.
(7)	Agreement provides for 1 ½ x current annual salary
(8)	Agreement is silent as to compensation payable in the event of a change in control. However, the agreement stipulates one and one-half years of employment.
(9)
All non-vested restricted stock awards will become fully vested if termination without cause occurs with 24 months of a change in control in which the Company is the survivor or the acquirer  has assumed the obligations.

Under the Emergency Economic Stabilization Act of 2008 and its implementing regulations, executive compensation restrictions will prohibit the Company from making “any payment” for services performed or benefits accrued, including a prohibition on making any payments upon a change of control.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by the directors, nominees for director, and executive officers, as of  March 21, 2013.

Name of	Amount and Nature	Unvested	Percent of
Beneficial Owner	of Beneficial Ownership(1)	Restricted Stock(2)	Class (3)

David W. Bomboy, M.D.	71,062	3,000	2.36%

Michael W. Chancellor	34,740	3,000	1.21%

M. Ray (Hoppy) Cole, Jr.	17,556	17,986	1.14%

E. Ricky Gibson	60,640	7,500	2.17%

Charles R. Lightsey	32,230	3,000	1.13%

Fred A. McMurry	52,494	3,000	1.77%

Gregory H. Mitchell	1,610	3,000.15%

Ted E. Parker	42,800	3,000	1.46%

Dennis L. Pierce(4)	58,270	-	1.86%

J. Douglas Seidenburg	56,500	3,000	1.90%

Andrew D. Stetelman	25,404	3,000	0.91%

Dee Dee Lowery	12,112	6,974	0.61%

Executive Officers,
Directors, and Nominees
as a group	465,418	56,460	16.67%

___________________

(1)	Includes shares for which the named person:
-      has sole voting and investment power,
-      has shared voting and investment power with a spouse, or
-	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(2)           Restricted Stock granted under The First Bancshares, Inc. 2007 Stock Incentive Plan
(3)           Calculated based on 3,142,235 shares outstanding
(4)	Dennis Pierce resigned from the Board effective January 17, 2013 and forfeited his unvested restricted stock grants.

Stock Ownership of Principal Stockholders

As of March  21, 2013, to the registrant’s knowledge, there were no beneficial owners of five percent (5%) or more of the outstanding common stock.

CORPORATE GOVERNANCE

Corporate Governance Guidelines.  The Board of Directors’ Nominating Committee has enacted guidelines to determine director independence and qualifications for directors. The Nominating Committee Charter is published at the Corporation’s website under the “Corporate Governance” at www.thefirstbank.com. The Board of Directors regularly reviews corporate governance developments and considers modifications to its governance charter to clarify and augment the Board of Directors’s processes, including those relating to risk oversight.

The Board’s Role in Risk Oversight.  The Company believes that each member of the Company’s Board of Directors in his or her fiduciary capacity has a responsibility to monitor and manage risks faced by the Company. At a minimum, this requires the members of the Company’s Board of Directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Company are monitored by the Board of Directors and the Audit Committee through its review of the Company’s compliance with regulations set forth by its regulatory authorities and recommendations contained in regulatory examinations.

          Because the Company believes  risk oversight is a responsibility for each member of the Board of Directors, the Company does  not concentrate the Board of Director’s responsibility for risk oversight in a single committee. Instead, each of  the Company’s committees concentrates on specific risks for which they have an expertise, and each committee is required to regularly report to the Board of Directors on its findings. For example, the audit committee regularly monitors the Company’s exposure to certain reputational risks by establishing and evaluating the effectiveness of company programs to report and monitor fraud and by monitoring the Company’s internal controls over financial reporting. The Company’s compensation committee’s role in monitoring the risks related to the Company’s compensation structure is discussed in further detail below.

          Director Independence.  The First Bancshares, Inc. currently has nine independent directors out of ten.  The independent directors are David W. Bomboy, Michael W. Chancellor, E. Ricky Gibson, Charles R. Lightsey, Fred A. McMurry, Gregory H. Mitchell, Ted E. Parker, J. Douglas Seidenburg, and Andrew D. Stetelman.  The Board of Directors has satisfied, and expects to continue to satisfy, its objective that at least a majority of the Board of Directors should consist of independent directors. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board  of Directors has established guidelines to assist it in determining director independence which conform to the independence requirements of the NASDAQ Stock Exchange listing standards. In addition to applying these guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

In the course of the Board of Director’s determination regarding independence, it considers any transactions, relationships and arrangements as required by the Company’s independence guidelines.

All members of the Audit Committee, Compensation Committee, and Nominating Committee must be independent directors as defined by NASDAQ. Members of the Audit Committee also must satisfy a separate Securities and Exchange Commission (“SEC”) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or its subsidiaries other than their directors’ compensation.

Director Candidates, Qualifications and Diversity.  In considering whether to recommend any candidate for inclusion in the Board of Director’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating Committee will consider a number of criteria, including, without limitation, financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence and any other factors the Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. Although the Nominating Committee has no official policy regarding diversity, the committee seeks well-qualified nominees, and believes its Board of Directors represents a wide variety of backgrounds.

Board Leadership Structure.   The Board of Directors of the Company is made up of eleven individuals, one of whom is an insider as an executive of the Company.  The nine outside directors have a wide variety of business experience and bring that experience to bear in fulfilling their duties as directors of the Company.  The Chairman and Chief Executive Officer positions are held separately.  The Board of Directors has not named a lead independent director.  All independent directors have an equal voice in the business of the Company.

The Board of Directors has the primary responsibility of overseeing the Company’s risk management processes, including reviewing policies and procedures to identify any significant risks or exposures and determining the steps to take to monitor and minimize those risks. The Audit Committee is responsible for oversight of financial reporting risks, while the Compensation Committee is responsible for oversight of compensation-related risks.

Standards of Conduct.  All directors, officers and employees of The First Bancshares, Inc.  must act ethically at all times and in accordance with the policies comprising  the Code of Ethics for Financial Officers, a copy of which can be found at the Company’s internet website, www.thefirstbank.com.

Communicating Concerns to Directors.  The Audit Committee and the non-management directors have established procedures to enable any employee who has a concern about The First Bancshares’  conduct, policies, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors through written notification directed to the Chairman of the Audit Committee, Doug Seidenburg, at
P. O. Box 1197, Laurel, MS 39441, or by email to DougS@sburgcpa.com. Such communications may be confidential or anonymous. The Company’s Whistleblower Policy is available on the Company’s website, www.thefirstbank.com.  The status of any outstanding concern, if any, is reported to the non-management directors of the Board of Directors periodically by the Chairman of the Audit Committee.

Stockholder Communications.  Stockholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such communication to Chandra B. Kidd, Secretary, The First Bancshares, Inc., P. O. Box 15549, Hattiesburg, Mississippi, 39404. All communications so addressed will be forwarded to the Chairman of the Board of Directors (in case of correspondence addressed to the “Board of Directors”) or to the individual director without exception.

ADDITIONAL INFORMATION CONCERNING DIRECTORS AND OFFICERS

Meetings of the Board of Directors

It is the policy of the Company that directors attend all meetings.  During the year ended December 31, 2012 the Board of Directors of the Company held 6 meetings.  All of the directors of the Company attended at least 75% of the aggregate of such Board meetings and the meetings of each committee on which they served.  The Board of Directors of the Bank held 14 meetings during the year ended December 31, 2012.

Committees of the Board of Directors

The Audit Committee of the Company is composed of the following independent members: J. Douglas Seidenburg, E. Ricky Gibson, Gregory H. Mitchell, Charles R. Lightsey and Michael W. Chancellor.   The Audit Committee met five times during the year ended December 31, 2012.  On February 21, 2002, the Board adopted a written Audit Committee Charter, a copy of which can be found at the Company’s internet website at www.thefirstbank.com under “Corporate Governance”.  The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed.  The Committee also recommends to the Board of the Company the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses.  The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts for the Company.  The Audit Committee reports its findings to the  Board of Directors of the Company.  The Board of Directors has determined that the members of the Audit Committee are independent.  The Board of Directors has also determined that there is at least one independent audit committee financial expert, J. Douglas Seidenburg, serving on the Audit Committee, as the terms independent and audit committee financial experts are used in pertinent Securities and Exchange Commission laws and regulations.

The Company's Board of Directors has appointed a Compensation Committee and a Nominating Committee.

The Compensation Committee is responsible for establishing the compensation plans for the Company and the bank.  Its duties include the development with management of all benefit plans for employees of the Company and the bank, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans.  On April 4, 2008, the Board of Directors adopted a written Compensation Committee Charter and a Compensation Philosophy, which can be found at the Company’s internet website at www.thefirstbank.com under “Corporate Governance”. The Compensation Committee met seven  times during the year ended December 31, 2012.  The Compensation Committee is composed of the following members:  E. Ricky Gibson, David W. Bomboy, Gregory H. Mitchell, and Ted E. Parker, all of whom are independent directors.

The Nominating Committee is responsible for nominating individuals for election to the Company's Board of Directors.  The Nominating Committee met five times during the year ended December 31, 2012, and consists of J. Douglas Seidenburg, Charles R. Lightsey, Fred A. McMurry, and Ted E. Parker, all of whom were independent directors.   The Company adopted a Nominating Committee Charter, a copy of which was attached as Exhibit “B” to the Proxy Statement for the 2004 Annual Meeting.  A copy of the Nominating Committee Charter can be found at the Company’s internet website at www.thefirstbank.com under “Corporate Governance”.  The Nominating Committee welcomes recommendations made by shareholders of the Company. Any recommendations for the 2013 Annual Shareholders' Meeting should be made in writing addressed to the Nominating Committee, c/o Chandra Kidd at  6480 U.S. Highway 98 West (39402), Post Office Box 15549, Hattiesburg, Mississippi, 39404-5549,  by May 2, 2013.  It is the Nominating Committee's policy to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company's Board of Directors. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board of Directors. The Nominating Committee will consider only those director candidates recommended in accordance with the Nominating Committee Shareholder Policies and Procedures, a copy of which was attached as Exhibit “C” to the Proxy Statement for the 2004 Annual Meeting.  A copy of the Nominating Committee Shareholder Policies and Procedures can be found at the Company’s internet website at www.thefirstbank.com under “Corporate Governance”.

Report of the Audit Committee

The Audit Committee of the Company has:

-	reviewed and discussed the audited financial statements with management of the Company.

-	discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, “The Auditor’s Communications with Those Charged with Governance”.

-
received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees” and have discussed with the independent auditors the auditors' independence.

-
based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

The Board of Directors has determined that the members of the Audit Committee are independent as defined in pertinent NASDAQ rules.

Members of the Audit Committee:

J. Douglas Seidenburg
E. Ricky Gibson
Gregory H. Mitchell
Charles R. Lightsey
Michael W. Chancellor

Certain Relationships and Related Transactions

Officers, directors and 10% beneficial owners of the Company and its associates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, are customers of the bank and have transactions with the banks in the ordinary course of business, and may continue to do so in the future.

All outstanding loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features.  All directors other than M. Ray (Hoppy) Cole, Jr are independent as defined in pertinent Nasdaq rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and beneficial owners of more than 10% to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock.  Executive officers and directors are required by Securities and Exchange Commission Regulations to furnish the Company with copies of all Section 16(a) forms they file.  To the  Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to the Company's executive officers and directors were complied with except that restricted stock grants were made and Forms 4 were filed on behalf of all recipients on March 26, 2013.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Independent Public Accountants

T.E. Lott & Company were the independent auditors for the Company during the fiscal year ending December 31, 2012, and will serve as the independent auditors to the Company for the fiscal year ending December 31, 2013.  The Company expects a representative of this firm to attend the Meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from shareholders.

Audit Fees

The following is a summary of fees related to services performed for the Company by T.E. Lott & Company for the years ended December 31, 2012 and 2011:

	2012	2011

Audit Fees – Audit of the consolidated statements and Quarterly review of financial statements included in Form 10-Q and a Form 10-Q and consents	$113,530	$112,410
Audit Related Fees – Services in connection with application of accounting pronouncements and Sarbanes-Oxley Act	4,872	5,991
Tax Services – Preparation of federal and state income tax and property returns	12,245	10,656
All other fees – Assistance with and compilation of regulatory filings with Federal Reserve Bank	-	-
Total	$130,647	$129,057

The Audit Committee has adopted pre-approval policies and procedures, a copy of which can be found at the Company’s internet website at www.thefirstbank.com under “Corporate Governance”.  One hundred percent of the fees set forth above were preapproved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

PROPOSAL 2 – APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed T.E. Lott & Company, a firm of independent certified public accountants, as auditors for the fiscal year ending December 31, 2013, and until their successors are selected.

The Company has been advised that neither the firm nor any of its partners has any direct or any material indirect financial interest in the securities of the Company or its subsidiaries, except as auditors and consultants on accounting procedures and tax matters. The Board  of Directors anticipates that representatives of T.E. Lott & Company will be in attendance at the Annual Meeting, be present to make a statement or be available to respond to questions.

Although not required to do so, the Board of Directors has chosen to submit its appointment of T.E. Lott & Company for ratification by the Company's shareholders.  It is the intention of the persons named in the Proxy to vote such Proxy FOR the ratification of this appointment.  If this proposal does not pass, the Board of Directors will reconsider the matter.  The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it.

The Board of Directors unanimously recommends you vote FOR Proposal 2 to ratify the appointment of T.E. Lott & Company as independent public accountants for the fiscal year ending December 31, 2013.

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The America Reinvestment and Recovery Act of 2009 (“ARRA”) requires recipients of funds under CPP to permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material).  ARRA further provides that this shareholder vote shall not be binding on the board of directors of a recipient of funds under CPP, and may not be construed as overruling a decision by such board, nor to create or imply any additional fiduciary duty by such board, nor shall such vote be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

These ARRA provisions give you as a shareholder the right to endorse or not endorse the Company’s executive compensation through the following resolution:

“Resolved, that the shareholders of The First Bancshares, Inc. approve  its executive compensation  as described in the section captioned  “Compensation Discussion and Analysis” in the 2012 Proxy Statement, including the compensation tables and any related material.”

Under ARRA, your vote is advisory, and will not be binding on the Board. However, the Compensation Committee will take into account the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends you vote “FOR” approval of the resolution.

PROPOSAL 4 – APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON THE CONVERSION OF THE COMPANY’S SERIES D NONVOTING CONVERTIBLE PREFERRED STOCK INTO COMMON STOCK

Background and Reasons for Requesting Shareholder Approval

Private Placement

On March 22, 2013, the Company raised $20,000,005 million in a private placement of 1,951,220 shares of newly authorized Series D Nonvoting Convertible Preferred Stock (“Convertible Preferred Stock”) at a purchase price of $10.25 per share. The terms of the Convertible Preferred Stock provide for mandatory conversion into the Company’s common stock upon approval of this proposal. The Company paid $921,487.43 in fees to its financial advisors who acted as placement agents in the private placement.

The Company intends to use the net proceeds from the private placement to increase its equity capital and for general corporate purposes, which includes, among other things, support for organic and acquisition-based growth. The private placement was exempt from Securities and Exchange Commission registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

The Board recommends that shareholders vote “FOR” this proposal so that the Convertible Preferred Stock may convert into shares of common stock pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Convertible Preferred Stock (the “Certificate of Designation”). Upon three (3) business days following shareholder approval of this proposal, each share of Convertible Preferred Stock will be automatically converted into one share of common stock.

Upon conversion of the Convertible Preferred Stock, the Company will issue up to 1,951,220 shares of common stock.  The closing price of the Company’s common stock on March 18, 2013, the day the Convertible Preferred Stock offering was priced, was $11.47 per share on the NASDAQ Global Market. On April 9, 2013, the Company had 3,142,235 shares of common stock outstanding. The material terms of the Convertible Preferred Stock are discussed below.

Recent Acquisition and Regulatory Approvals

Prior to the private placement offering, the Company entered into an Acquisition Agreement dated January 31, 2013, as amended (the “Agreement”) with First Baldwin Bancshares, Inc., an Alabama corporation (“Baldwin”). The Agreement provided that, upon the terms and subject to the conditions set forth in the Agreement, the Company would acquire all of the outstanding shares (the “Acquisition”) of Baldwin’s wholly-owned subsidiary, First National Bank of Baldwin County, a national banking association (“FNB”). Subject to the terms and conditions of the Agreement, as amended, which was approved by the Board of Directors and the Board of Directors of Baldwin, on February 21, 2013 Baldwin filed a voluntary bankruptcy petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Alabama (“Bankruptcy Court”) and sought Bankruptcy Court approval of the Agreement and the Acquisition through a Chapter 11 plan. Upon approval by the Bankruptcy Court and consummation of the Acquisition, all outstanding FNB common stock was sold to the Company for cash consideration of $3,300,000 (the “Purchase Price”). Each outstanding share of FNB common stock will remain outstanding and be unaffected by the Acquisition.

The Company has recently completed its Acquisition of FNB.  On April 23, 2013, the Bankruptcy Court confirmed the Chapter 11 Plan of Reorganization for Baldwin pursuant to which Baldwin had agreed to sell all of the outstanding voting stock of its subsidiary, FNB, under the Agreement.   The Bankruptcy Court’s approval  received April 23, 2013 was the last required regulatory approval regarding the Acquisition.  Previously both the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency had granted the requisite approvals to the Acquisition by the Company of all of the outstanding voting stock of FNB on March 28, 2013 and April 4, 2013, respectively.  The Acquisition closed and was completed on April [29], 2013.  There was no vote required of shareholders of FNB to approve the Acquisition.

No further additional action or regulatory approval is required with respect to the Acquisition.  As of the closing on April [29], 2013, FNB became a wholly-owned subsidiary of the Company and subsequently was merged with and into the Company’s bank subsidiary, The First, A National Banking Association.  Therefore, the proposal to convert shares of the Convertible Preferred Stock into shares of common stock will have no effect on the Acquisition, which has already been completed.

The Company’s management and Board of Directors determined it was in the best interests of the Company to conduct the private placement offering of Convertible Preferred Stock on the terms and conditions as set forth above regardless of timing or whether the Acquisition were to be completed.  In connection with the closing of the Acquisition, the Company injected approximately $18 million as capital into the Company’s newly-acquired bank subsidiary, FNB.  Thereafter, FNB was merged with and into the Company’s wholly-owned subsidiary, The First, A National Banking Association.

Additional Information Concerning FNB and the Acquisition Transaction

Although the Company’s shareholders are not required to vote on the Acquisition, the Company is providing the following information regarding FNB and its recent Acquisition by the Company.

Prior to the Acquisition, FNB was a national banking association headquartered in Foley, Alabama, with a loan production office in Bay Minette, Alabama and branches in the following Baldwin County, Alabama locations: Daphne, Fairhope, Gulf Shores, and Orange Beach.  FNB, which commenced operations on December 28, 2001, operated as a community bank, emphasizing personalized customer service to individuals and businesses located in the highly competitive market of Baldwin County, Alabama and surrounding areas.  FNB had 55 employees as of April [29], 2013, 54 of which were full time.  Prior to the Acquisition, FNB was wholly owned by Baldwin, an Alabama corporation and a bank holding company headquartered in Foley, Alabama. Prior to the Acquisition, Baldwin was the sole shareholder of FNB. Following the Acquisition, effective April [29], 2013, the Company became the sole shareholder of FNB.  There will be no differences in the rights of security holders of the Company as a result of the Acquisition.

The reason the Company decided to engage in the Acquisition was to expand the presence of its wholly-owned bank subsidiary, The First, A National Banking Association, across the gulf coast region through the five new branches and locations being acquired in the Acquisition.  The Acquisition will provide the customers of The First, A National Banking Association a total of 24 locations throughout Mississippi, Louisiana and south Alabama.

Neither the accounting treatment of the Acquisition nor the federal income tax consequences of the Acquisition are material to the security holders of the Company.

Deposit Services

In general, FNB deposit products historically include checking accounts, money market deposit accounts, certificates of deposit, as well as long-term accounts such as IRA accounts. A summary of the accounts is provided below:

Savings Accounts

Individual Retirement Account
Basic Savings Account
Personal Money Market Account
Business Money Market Account
Certificates of Deposit

Personal Checking Accounts

Free Checking
Basic Checking
Interest-Bearing Checking
Student Checking

Business Checking

Business Checking
Streamlined Business Checking
Sole Proprietor Checking
Public Funds Checking

Lending Services

FNB’s lending strategy was to build a diversified loan portfolio that reflects the different needs of the marketplace. The bulk of the portfolio is in real estate loans secured by real property to individuals, businesses, and developers.

Bank Premises

FNB has conducted business at the following locations:

Location	Use	Telephone
1207 North McKenzie Street Foley, Alabama	Bank Main Office	251-943-5656
211 B East First Street Bay Minette, Alabama	Loan Production Office	251-937-5337
1415 Highway 98 Daphne, Alabama	Bank Branch	251-621-9101
408 Fairhope Avenue Fairhope, Alabama	Bank Branch	251-990-6474
205 East 20th Avenue Gulf Shores, Alabama	Bank Branch	251-968-6565
25556 Canal Road Orange Beach, Alabama	Bank Branch	251-923-1000

The properties in Foley, Daphne, Gulf Shores, and Orange Beach are owned, while  the Bay Minette and Fairhope properties are leased.  Each property is adequately insured.

There were no material reports, opinions, or appraisals prepared with respect to the Acquisition.  However, attached as Appendix A to this Proxy Statement is a table presenting the unaudited pro forma financial impact of the Acquisition by the Company of FNB.

Purpose of Approving the Issuance of the Convertible Preferred: NASDAQ Requirement

Because the Company’s common stock is traded on the Nasdaq Stock Market, the Company is subject to the Nasdaq Marketplace Rules. Rule 5635 sets forth the circumstances under which shareholder approval is required prior to an issuance of securities in connection with, among other things, non-public offerings. Rule 5635 effectively restricts the Company from issuing more than 628,447 shares of its common stock (20% of the outstanding common stock), or securities convertible into or exercisable for such shares of common stock, in a non-public offering without first obtaining shareholder approval. The Company has issued 1,951,220 shares of Convertible Preferred Stock, which is convertible into and up to 1,951,220 shares of the Company’s common stock, conditioned upon shareholder approval. The Board of Directors also believes that approving the issuance of shares of common stock upon the conversion of the Convertible Preferred Stock will enable the Company and its shareholders to fully realize the benefits of the private placement.

Although the approval could be obtained pursuant to the call of a special meeting, for the convenience of shareholders, the Board of Directors is including this proposal in connection with the Annual Meeting.

Consequences if the Proposal is Approved

Conversion of Convertible Preferred Stock into Common Stock. Each share of the Convertible Preferred Stock will convert into one share of common stock three (3) business days following shareholder approval of this proposal.

Rights of Investors. If shareholder approval is received, the rights and privileges associated with the Company’s common stock issued upon the conversion of the Convertible Preferred Stock will be identical to the rights and privileges associated with the common stock held by existing common shareholders.

Dilution. Upon conversion of the Convertible Preferred Stock, the Company will issue up to 1,951,220 shares of our common stock. As a result, the Company expects there to be a dilutive effect on both the earnings per share of the common stock and the book value per share of its common stock. In addition, the Company’s existing shareholders will own a smaller percentage of the Company’s outstanding capital stock. The Company’s existing shareholders will also incur a dilution to their voting interests in connection with conversion of the Convertible Preferred Stock.

Elimination of Dividend and Liquidation Rights of Holders of Preferred Stock. Upon shareholder approval and conversion of the Convertible Preferred Stock, the shares of the Convertible Preferred Stock will be cancelled. As a result, approval of the Proposal will result in the elimination of the dividend rights and liquidation preference existing in favor of the Convertible Preferred Stock to the extent such shares of Convertible Preferred Stock are cancelled. See “Description of Convertible Preferred Stock.”

Improved Balance Sheet and Regulatory Capital. Upon consummation of the private placement, the Company received aggregate gross proceeds of $20,000,005 million, which strengthened the Company’s balance sheet and regulatory capital levels. The conversion of the Convertible Preferred Stock will also further strengthen certain of the Company’s key capital measures related to common shareholders’ equity.

Market Effects. Despite the existence of certain restrictions on transfer, the issuance of shares of common stock upon conversion of the Convertible Preferred Stock may impact trading patterns and adversely affect the market price of the Company’s common stock. If significant quantities of the Company’s common stock that are issued upon conversion of the Convertible Preferred Stock are sold (or if it is perceived that they may be sold) into the public market, the trading price of the Company’s common stock could be adversely affected.

Consequences if the Proposal is Not Approved

Convertible Preferred Stock Remains Outstanding. Unless shareholder approval is received or unless shareholders approve a similar proposal at a subsequent meeting, the Convertible Preferred Stock will remain outstanding in accordance with its terms.

Dividend Payments. If shareholder approval is not obtained, the shares of the Convertible Preferred Stock will remain outstanding and, for so long as such shares remain outstanding, the Company will be required to pay dividends on the Convertible Preferred Stock, on a non-cumulative basis, at a rate equal to the per share amount paid on a share of common stock, as, when and if declared by the Board of Directors.  In the event the shareholders do not approve this proposal within six (6) months of the issuance of the Convertible Preferred Stock, the holders of record of the Convertible Preferred Stock may also receive dividends on each share of Convertible Preferred Stock equal to six (6) percent of liquidation value per annum or $0.62 per share.  See “Dividends if Shareholder Approval Not Obtained.”

Liquidation Preference. For as long as the Convertible Preferred Stock remains outstanding, it will retain a senior liquidation preference over shares of the Company’s common stock in connection with any liquidation of the Company and, accordingly, no payments will be made to holders of the Company’s common stock upon any liquidation of the Company unless the full liquidation preference on the Convertible Preferred Stock is paid.

Description of Convertible Preferred Stock

Authorized Shares and Liquidation Preference.  The Company has designated 1,951,220 shares as “Series D Nonvoting Convertible Preferred Stock,” which has a par value of $1.00 per share and a liquidation preference of $10.25 per share.

Mandatory Conversion.  Upon three (3) business days following shareholder approval of this proposal, each share of the Convertible Preferred Stock will be automatically converted into one (1) share of the Company’s common stock; provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than 9.99% of the common stock (or any class of voting securities issued by the Company), subject to certain exclusions.

Maturity. The Convertible Preferred Stock is perpetual unless converted in accordance with the terms of the Certificate of Designation.

Redemption.  The Convertible Preferred Stock is not redeemable at the option of the Company or any holder of the Convertible Preferred Stock at any time.

Dividends.  Holders of the Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, non-cumulative dividends at a rate equal to the per share amount paid on a share of common stock (the “Preferred Dividend”), and no dividends will be payable on the common stock or any other class or series of capital stock ranking with respect to the dividends pari passu with the common stock unless a preferred dividend is payable at the same time on the Convertible Preferred Stock.

Dividends if Shareholder Approval Not Obtained.  In the event the shareholders do not approve this proposal within six (6) months of the issuance of the Convertible Preferred Stock, the holders of record of the Convertible Preferred Stock shall be entitled to receive as, when, and if declared by the Board of Directors, dividends on each share of Convertible Preferred Stock equal to six (6) percent of liquidation value per annum or $0.62 per share, subject to adjustment, and no dividends will be payable on the common stock or any other class or series of capital stock ranking with respect to dividends pari passu with the common stock unless a Preferred Dividend is payable at the time on the Convertible Preferred Stock.

Ranking. The Convertible Preferred Stock will rank subordinate and junior to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Convertible Preferred Stock and shall rank pari passu with the common stock with respect to the payment of dividends or distributions.

Voting Rights. The holders of the Convertible Preferred Stock will not have any voting rights, other than as required by law, except that the approval of the holders of a majority of outstanding shares of the Convertible Preferred Stock, voting as a single class, will be required with respect to certain matters, including (i) amendments, alterations or repeals of any provision of the Articles (including the Certificate of Designation) or By-Laws of the Company that would adversely affect the rights or preferences of the Convertible Preferred Stock and (ii) the consummation of a reorganization event in connection with which the Convertible Preferred Stock is not converted or, in the event holders of shares of common stock have the opportunity to elect the form of consideration to be received in such transaction, the holders of the Convertible Preferred shall be entitled to participate in such elections.

Liquidation.  The Convertible Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank subordinate and junior in right of payment to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Convertible Preferred Stock and shall rank senior to the common stock in respect of the Convertible Preferred Stock liquidation preference. In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Convertible Preferred Stock will be entitled, before any distribution to the holders of common stock or any other junior capital stock, to receive an amount equal to the greater of (i) $10.25 per share and (ii) the payment or distribution to which such holders would have been entitled if the Convertible Preferred Stock were converted into common stock at the time of such liquidation, dissolution or winding-up.

Preemptive Rights.  The holders of the Convertible Preferred Stock are not entitled to preemptive or preferential rights, except as may be set forth in any agreement between the Company and any holder of the Convertible Preferred Stock.

Registration Rights.  Also on March 20, 2013, pursuant to the Securities Purchase Agreements, the Company entered into a Registration Rights Agreement with each of the investors in the private placement. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission to register for resale the common stock to be issued upon conversion of the Convertible Preferred Stock, within 90 calendar days after the closing of the private placement, and to use commercially reasonable efforts to cause such registration statement to be declared effective upon the earlier of (i) the 120th calendar day following March 22, 2013 (or the 150th calendar day following March 22, 2013 in the event that such registration statement is subject to review by the Securities and Exchange Commission) and (ii) the 5th trading day (as defined in the Registration Rights Agreement) after the date the Company is notified (orally or in writing, whichever is earlier) by the Securities and Exchange Commission that such registration statement will not be “reviewed” or will not be subject to further review. Failure to meet these deadlines and certain other events may result in the Company's payment of liquidated damages to the holders of the rights, monthly in the amount of 0.5% of the aggregate purchase price of each holder of the converted common stock.

Vote Requirement

Approval of the Proposal requires the affirmative vote of a majority of the total votes cast of the shares represented in person or by proxy and entitled to vote on the Proposal.

Interests of Directors and Executive Officers

Certain of our the Company’s directors and executive officers participated in the private placement and therefore have an interest in the outcome of Proposal No. 4. The following directors and executive officer purchased shares of Convertible Preferred Stock in the private placement in the following amounts: David W. Bomboy, M.D., 19,513 shares; Michael W. Chancellor, 7,460 shares; M. Ray (Hoppy) Cole, Jr., 976 Shares; E. Ricky Gibson, 5,854 shares; Charles R. Lightsey, 9,757 shares; Fred A. McMurry, 24,391 shares; Gregory H. Mitchell, 391 shares; Ted E. Parker, 19,51 shares; J. Douglas Siedenburg, 12,196 shares; Andrew D. Stetelman, 4,879 shares; Perry E. Parker, 117,074 shares. The stock ownership of each of the above-named individuals as of March 21, 2013 is set forth above under “Security Ownership Of Certain Beneficial Owners And Management” on page 24.  Assuming shareholder approval of Proposal No. 4 and the resulting issuance of common stock as described above, none of these individuals will have beneficial ownership in excess of five percent (5%) of the outstanding shares of the common stock.

The Board of Directors recommends that you vote “FOR” approval of the issuance of shares of common stock upon the conversion of the Convertible Preferred Stock into common stock.

INCORPORATION BY REFERENCE OF INFORMATION ABOUT THE COMPANY, FINANCIAL STATEMENTS AND RELATED INFORMATION

       The SEC allows us to “incorporate by reference” into this document other documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document.

       Information regarding the business of the Company is incorporated by reference from Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Information regarding the properties of the Company is incorporated by reference from Item 2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Information regarding legal proceedings of the Company is incorporated by reference from Item 3 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Information regarding market for the Company’s common equity, related stockholder matters and issuer purchases of equity securities  is incorporated by reference from Item 5 (p. 70 of the Company’s Annual Report to Shareholders for the year ended December 31, 2012) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Selected financial data of the Company is incorporated by reference from Item 6 (pages 7 and 8 of the Company’s Annual Report to the Shareholders for the year ended December 31, 2012) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Quantitative and Qualitative Disclosures About Market Risk, for the fiscal year ended December 31, 2012, are incorporated by reference from Items 7 (pages 6 through 27 of the Company’s Annual Report to Shareholders for the year ended December 31, 2012) and 7A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  Supplementary financial information and our Audited Consolidated Financial Statements (including Notes thereto), are incorporated by reference from Items 8 (pages 29 through 69 of the Company’s Annual Report to Shareholders for the year ended December 31, 2012) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

       This document incorporates important business and financial information about the Company from other documents that are not included in this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through our website, www.thefirstbank.com, and from the SEC at its website, www.sec.gov, or by requesting them from our Corporate Secretary in writing at The First Bancshares, Inc., 6480 US Highway 98 West, Hattiesburg, Mississippi 39402 or by phone at 601-268-8998.  To assure the timely delivery of documents in advance of the Annual Meeting, any request to our Corporate Secretary should be made no later than May 20, 2013.  As a reminder, the information incorporated by reference above is also contained in the Company’s Annual Report to Shareholders, which is included in the materials sent to you with this Proxy Statement.

SOLICITATION OF PROXIES

The cost of soliciting proxies from shareholders will be borne by the Company.  The initial solicitation will be by mail.  Thereafter, proxies may be solicited by directors, officers and  employees of the Company or the bank, by means of telephone, telegraph or personal contact, but without additional compensation therefore.  The Company will reimburse brokers and other persons holding shares as nominees for their reasonable expenses in sending proxy soliciting material to the beneficial owners.

PROPOSALS OF SHAREHOLDERS

Any proposal of a shareholder to be presented for action at the Annual Meeting of Shareholders to be held in the year 2014 must be received at the Company's principal executive office no later than December 26, 2013 if it is to be included in management's proxy statement.  After this date, any proposal will be considered untimely if not delivered on a date on or before the later of: (1) 60 days prior to the 2014 annual meeting or (2) 10 days after a notice of the meeting is provided to the shareholders.  To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with the Company's bylaws relating to shareholder proposals and certain Securities and Exchange Commission Regulations in order to be included in the Company's proxy materials.

The Company's proxy for the year 2014 meeting may confer discretionary authority to vote on any proposal of a shareholder to be presented for action at the Annual Meeting of Shareholders to be held in the year 2014 which is not received prior to December 26, 2013  at the Company's principal executive office.

The accompanying Proxy is being solicited by the management of the Company.

ANNUAL REPORT

The 2012 Annual Report to Shareholders of the Company, including audited financial statements of the Company, is enclosed for the information of the shareholders.  The Annual Report and financial statements are not a part of the proxy soliciting material, except to the extent incorporated by reference herein.

APPENDIX A

THE FIRST BANCSHARES, INC.
Pro Forma Condensed Consolidated Balance Sheet
at December 31, 2012
(Dollars in thousands)
Unaudited

	The First Bancshares as Reported ____(a)____	Pro Forma Adjustments	Ref	Pro Forma The First Bancshares	FNB-BC as Reported __ (b)___	Pro Forma Adjustments	Ref	Pro Forma Combined
ASSETS
Cash and due from banks	$20,225	$19,079	A	$39,304	$3,091	$5,634	B – D	$48,029
Interest-bearing deposits with banks	9,588			9,588	26,817			36,405
Federal funds sold and reverse repurchase agreements	1,064			1,064	3,250			4,314
Total cash and cash equivalents	30,877	19,079		49,955	33,158	5,634		88,748
Held to maturity securities (fair value of $7,055 in 2012)	8,470			8,470	-			8,470
Available-for-sale securities	214,393			214,393	3,760			218,153
Other securities	3,438			3,438	-			3,438
Total securities	226,301			226,301	3,760			230,061
Loans held for sale	5,585			5,585	3,130			8,715
Loans	408,111			408,111	133,310	(9,391)	E – H	532,030
Allowance for loan losses	(4,727)			(4,727)	(3,224)	3,224	I	(4,727)
Loans (excluding loans held for sale),net of allowance for loan losses	403,385			403,385	130,086	(6,167)		527,304
Premises and equipment	22,243			22,243	12,553	(1,801)	J	32,995
Other real estate owned	6,782			6,782	2,753	(2,753)	K	6,782
Goodwill	9,362			9,362	-	1,565	L	10,927
Other intangible assets	2,352			2,352	-	678	L	3,030
Other assets	14,499			14,499	1,330	569	M	16,398
Total Assets	$721,385	$19,079		$740,464	$186,770	$(2,275)		$924,959
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing	$109,625			$109,625	$36,148			$145,773
Interest bearing	487,002			487,002	146,148	559	N	633,709
Total deposits	596,627			596,627	182,296	559		779,482
Borrowed funds	36,771			36,771	-			36,771
Subordinated debentures	10,310			10,310	-			10,310
Other liabilities	11,792			11,792	438	1,202	O	13,432
Total Liabilities	$655,500			$655,500	$182,734	$1,761		$839,995
Stockholders' Equity:
CDCI Preferred Stock	$17,021			$17,021	$-			$17,021
Series D Preferred Stock	-	19,079	A	19,079	-			19,079
Common equity	48,865			48,865	4,036	(4,036)	P	48,865
Total Stockholders' Equity	$65,885	$19,079		$84,964	$4,036	$(4,036)		$84,964
Total Liabilities andStockholders' Equity	$721,385	$19,079		$740,464	$186,770	$(2,275)		$924,959
_________________________________
(a)	Amounts derived from the audited consolidated financial statements of The First Bancshares, Inc. (“The First Bancshares” or the “Company”) as of and for the year ended December 31, 2012.

(b)	Amounts derived from the unaudited financial statements as filed in the December 31, 2012 Call Report with the Federal Deposit Insurance Corporation as of and for the year ended December 31, 2012.

Pro Forma Adjustments (Dollars in thousands)
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information.  All taxable adjustments were calculated using a 34.0% tax rate to arrive at deferred tax asset or liability adjustments.  All adjustments are based on current assumptions and valuations, which are subject to change.

A.
On March 20, 2013, The First Bancshares entered into Securities Purchase Agreements with a limited number of institutional and other accredited investors, including certain directors and executive officers of the Company (collectively, the "Purchasers”) to sell a total of 1,951,220 shares of mandatorily convertible non-cumulative, non-voting, perpetual Preferred Stock, Series D, $1.00 par value (the "Series D Preferred Stock") at a price of $10.25 per share, for an aggregate gross purchase price of $20,000 (the "Private Placement"). The Private Placement closed on March 22, 2013, after the Company issued an aggregate of 1,951,220 shares of Series D Preferred Stock against receipt of $20,000 in cash from the Purchasers.  Estimated expenses in the Private Placement totaled $921, resulting in net proceeds of $19,079.

B.	Decrease in cash at FNB-BC by $200, which is based on the deal expenses estimated to be incurred by FNB-BC and expensed prior to the close of the Acquisition.
C.	Decrease in cash of $3,300, which is the cash purchase price paid by the Company to purchase 100% of the common stock of FNB-BC, which is wholly-owned by First Baldwin Bancshares, Inc.

D.
Increase in cash of $9,134 as a result of: (i) sale of classified loans and OREO to third party asset buyer immediately post-close of the Acquisition for $7,420 (the Company has executed an Asset Purchase Agreement with the third party asset buyer); and (ii) $1,714 due to estimated decrease in deferred tax asset ("DTA") created through fair value adjustments to classified loans and OREO upon sale of classified assets to third party asset buyer (difference between tax and GAAP accounting).

E.	Estimated positive fair value rate mark adjustment to loans of $2,856 based on an analysis of current yields and market yields. Amortized over estimated life of acquired loan portfolio.

F.
Estimated negative fair value credit mark adjustment on FNB-BC classified loans of $2,521, which will be sold to a third party asset buyer immediately upon close of the Acquisition; this credit mark is based on the purchase price received from the third party asset buyer.

G.	Estimated negative fair value credit mark adjustment on FNB-BC performing loans retained of $2,538, which is approximately 2.0% of performing loans.

H.	Decrease in loans of $7,188, which is based on the assumed purchase price of FNB-BC classified loans for cash by third party asset buyer.

I.
The allowance for loan losses is adjusted for the reversal of FNB-BC's allowance for loan losses of $3,224.  Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date and prohibit the carryover of the related allowance for loan losses.

J.	Estimated fair value negative adjustment of $1,801 to FNB-BC's premises and equipment.

K.	Estimated negative fair value credit mark on OREO of $2,521 based on the assumed purchase price of FNB-BC OREO by third party asset buyer and sale of OREO for cash to third party asset buyer for $232.

L.
Total intangibles created by the Acquisition of $2,243 calculated as $3,300 purchase price less estimated FNB-BC adjusted bank equity at 3/31/13 close of $1,288 (calculated as 12/31/12 FNB-BC bank equity of $4,036; LESS: (i) $200 in estimated FNB-BC deal expenses expected to be incurred between 12/31/12 and close of Acquisition; and (ii) $2,548 estimated negative adjustment to equity as a result of fair value adjustments on loans, OREO, fixed assets and deposits net of any estimated deferred tax assets/liabilities created as a result of such fair value adjustments); PLUS:  estimated deferred tax liability ("DTL") of $231 created by estimated core deposit intangible asset ("CDI").  $678 of intangibles created by the Acquisition allocated to CDI based on 50 basis points of $135,640 in core deposits where core deposits exclude time deposits greater than $100,000, brokered deposits and Quick Rate deposits.  Estimated CDI of $678 is projected to be amortized over ten years using straight-line amortization method or $68 annually.

M.
Estimated DTA of $569 created by: (i) estimated $863 DTA created from credit mark on performing loans; (ii) reversal of estimated $1,096 DTA from existing allowance for loan losses; (iii) estimated $612 DTA created from negative fair value adjustment to premises and equipment; and (iv) estimated $190 DTA created from deposit rate mark.

N.
Estimated positive fair value rate mark of $559 on deposits based on a preliminary comparison of FNB-BC's current cost of time deposits versus market rates.  Rate mark accreted into earnings over life of time deposit portfolio.

O.	Estimated DTL of $1,202 created by estimated $971 DTL created as a result of loan rate mark positive fair value adjustment and estimated $231 DTL created as a result of CDI.

P.	Reversal of existing equity at FNB-BC.

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF THE FIRST BANCSHARES, INC.
TO BE HELD ON MAY 23, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints  M. Ray “Hoppy” Cole, Jr. as Proxy with the power to appoint his substitute and hereby authorizes him to represent the undersigned, and to vote upon all matters that may properly come before the Annual Meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated herein, with full power to vote all shares of common stock of The First Bancshares, Inc. held of record by the undersigned on April 8, 2013, at the Annual Meeting of Shareholders to be held on May 23, 2013 or any adjournment(s) thereof.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR EACH NOMINEE LISTED BELOW AND AT THE DISCRETION OF THE PERSON NAMED ABOVE IN CONNECTION WITH ANY OTHER BUSINESS PROPERLY COMING BEFORE THE MEETING.

The Board of Directors recommend you vote FOR Proposals 1, 2, 3, and 4

1. PROPOSAL 1: To elect the four (4) identified nominees as directors.

Class III
David W. Bomboy, M.D.
E. Ricky Gibson
Fred A. McMurry
M. Ray (Hoppy) Cole, Jr.

( )           FOR all nominees                                                            ( )                      WITHHOLD AUTHORITY
listed (except as marked to                                                                        to vote for all nominees
the contrary)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below)

_________________________________________________________________________________

2.	PROPOSAL 2: To approve the appointment of T.E. Lott & Company as the Independent Public Accountants for the Company

( )           FOR                                      (    ) AGAINST                                                 ( ) ABSTAIN

3.	PROPOSAL 3: To vote on advisory (non-binding) proposal to approve Executive Compensation

( )           FOR                                      (    ) AGAINST                                                 ( ) ABSTAIN

4.	PROPOSAL 4: To vote on the approval of the issuance of shares of common stock upon the conversion of the Company’s Series D Non-Voting Convertible Preferred Stock into common stock.

( )           FOR                                      (    ) AGAINST                                                 ( ) ABSTAIN

Signature:_____________________________________________

Signature:_____________________________________________

Dated:__________________________, 2013

Votes must be indicated by an (x) in Black or Blue Ink.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.